UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 9, 2026

NEXT TECHNOLOGY HOLDING INC.
(Exact name of Company as specified in charter)

Wyoming	001-41450	84-4948289
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

NEXT TECHNOLOGY HOLDING INC.

1376-7 OBA, KASUKABE CITY, SAITAMA PREFECTURE GRANDAGE 3, TAKEBASHI 408

JAPAN 344-0021

+81-7094081304

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Wyoming Registered Agent 1621 Central Ave Cheyenne, Wyoming 82001
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0000 par value per share	NXTT	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 9, 2026, Dr. Hongliang Liu (“Dr. Liu”) tendered his resignation as the Chief Technical Officer of Next Technology Holding Inc. (the “Company”), effective November 9, 2026, and the Board of Directors of the Company (the “Board”) accepted his resignation. Dr. Liu’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On November 9, 2026, the Board approved the appointment of Mr. Chan Phang Chuen (“Mr. Chan”) as the Chief Technical Officer of the Company, effective November 9, 2026.

Mr. Chan, age 35, is a technology expert focused on frontier intelligent systems and next-generation computing architectures. He has substantial experience in large-scale distributed intelligent systems, high-performance computing infrastructure, and the engineering pathways that enable deeper integration between artificial intelligence and the physical world. His research and engineering work spans the full chain from foundational computing architecture design to model training and inference optimization. Prior to joining the Company, Mr. Chan served as Platform Architect at Cerebro Lab, where he was responsible for computing power resource pool design, multi-tenant quota management, and inference workload scheduling systems. Previously, he served as Senior Compute Engineer at Twistcode Technologies, where he led the scheduling layer for its Acceleration-as-a-Service and AI-as-a-Service platforms serving model training and inference customers. Mr. Chan holds a Bachelor of Computer Science from the University of Malaya and a Master of Computer Science from the National University of Singapore. As the Chief Technical Officer, Mr. Chan will formulate and execute the Company’s research and development investments and be responsible for all research and development work during the Company’s business expansion.

In connection with his appointment, Mr. Chan and the Company entered into a Chief Technical Officer Executive Employment Agreement, dated as of November 9, 2026 (the “Employment Agreement”), which sets forth the terms of his employment with the Company. Pursuant to the Employment Agreement, Mr. Chan will receive an annual base salary of US$480,000 and is eligible for an annual performance bonus with a target amount equal to 50% of his annual base salary. Subject to the successful progress of the Company’s research and development results and approval by the Board, the Company may also grant Mr. Chan a special incentive award of up to US$10,000,000 per year, payable in cash and/or shares. Mr. Chan is also eligible for equity awards under the Company’s 2025 Equity Incentive Plan. The term of his employment is one (1) year and may be renewed upon negotiation by the parties. The Company may terminate the Employment Agreement immediately for cause, or without cause upon 30 days’ prior written notice or payment of 30 days of base salary in lieu of notice, and Mr. Chan may terminate the Employment Agreement for good reason, as defined therein. In the event that Mr. Chan intends to resign, he agrees to provide the Company with 60 days’ advance written notice. According to the Employment Agreement, Mr. Chan is subject to certain non-competition and non-solicitation restrictions for a 12-month period after termination of his employment, during which he may not engage in any business competing with the Company, solicit or induce any employee of the Company to leave, or solicit the Company’s customers or partners for competing business.

Mr. Chan does not have a family relationship with any director or executive officer of the Company. There are no transactions involving Mr. Chan that would require disclosure under Item 404(a) of Regulation S-K.

The foregoing summary of the Employment Agreement is qualified in its entirety by reference to the complete text of the Employment Agreement, which is filed hereto as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement dated November 9, 2026, by and between the Company and Chan Phang Chuen
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXT TECHNOLOGY HOLDING INC.

Date: November 12, 2026	By:	/s/ Weihong Liu
	Name:	Weihong Liu
	Title:	Chief Executive Officer

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